CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 11, 2005, relating to the financial statements and financial highlights which appears in the May 31, 2005 Annual Report to the Board of Trustees and Shareholders of Franklin Municipal Securities Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
San Francisco, California
September 28, 2005